U. S. Securities and Exchange Commission
                         Washington, D. C. 20549

                                  FORM 4

               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


Filed  pursuant to Section 16(a) of the Securities Exchange  Act  of  1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940.

1.   Name and Address of Reporting Person
          J Steven Person
          407 N. Big Spring Street
          Midland, TX  79701

2.   Issuer Name and Ticker or Trading Symbol
          Southwest Royalties Institutional Income Fund XI-B, L.P.

3.   IRS or Social Security Number of Reporting Person
          ###-##-####

4.   Statement for Month/Year
          August 2000

5.   If Amendment, Date of Original
          N/A

6.   Relationship of Reporting Person to Issuer
               Vice President of Marketing



Date: September 1, 2000             By:  /s/ J Steven Person
                                        ----------------------------------
                                        J Steven Person, Vice-President of
                                         Marketing  of Southwest Royalties,
Inc.
                                        the Managing General Partner



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